May 10, 2017

Voya Investment Management Co. LLC

Attention: Legal Department

230 Park Avenue

New York, NY 10169

To Whom it May Concern:

Pursuant to the Sub-Advisory Agreement between WisdomTree Asset Management, Inc. (the “Adviser”) and Voya Investment Management Co. LLC (the “Sub-Adviser”) dated April 4, 2016 (the “Agreement”), The Adviser hereby provides Sub-Adviser with a new Appendix B, in the form attached hereto.

In particular, this Amendment adds one new fund, the WisdomTree Barclays Yield Enhanced U.S. Short-Term Aggregate Bond Fund, to Appendix B.

Sincerely,

Jonathan Steinberg
Chief Executive Officer & President

Acknowledged and agreed:

Voya Investment Management Co. LLC

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